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                                                           Exhibit 99(a)(1)(xii)

RCM Technologies, Inc. Expresses Interest in Acquiring The Judge Group


      PENNSAUKEN, N.J., April 1 /PRNewswire-FirstCall/ -- RCM Technologies, Inc. (Nasdaq: RCMT - News) announced today that it has expressed to the Special Committee of the Board of Directors of The Judge Group, Inc. (Nasdaq: JUDG -
News) an interest in acquiring 100% of the outstanding stock of The Judge Group. As announced by The Judge Group on March 24, 2003, The Judge Group's Board of Directors formed the Special Committee to evaluate a proposal submitted by a management group to acquire the outstanding shares of The Judge Group not currently owned by the management group.

      About RCM
      RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the performance of its customers through the adaptation and deployment of advanced information design, development and delivery of these services to a variety of industries. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

      The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation other factors, including developments in the litigation described in this release, that could cause the Company's actual financial condition, results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, those relating to the Company's plans for recording a charge and providing a legal reserve with respect to the referenced litigation, whether plaintiffs will seek or be awarded pre-judgment interest, whether the Company will seek and obtain a new trial or a reduced award, and whether the Company will prevail on the referenced professional liability claims. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.